MG Small Cap Fund 10f3

Transactions Q2 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	US Unwired Inc.	Telecorp PCS	Tritel, Inc.
Underwriters

DLJ, CS 1st Boston, 1st Union, DLJDirect, Allen, Chase, DBSI,

AG Edwards, Lehman, Merrill, Morgan Stanley, Prudential, SSB, Advest, Robert W Baird, Geo Baum, JC Bradford, Chapman, Fahnstock, First Albany, Gabelli, Gerard Klauer Mattison, Gruntal, Hoak Breedlove, Johnston Lemon, Ed D Jones, Kaufman, CL King, Lebenthal, Legg Mason, Ormes, Raymond James, Sanders Morris Harris, Sands, Santander, Stephens, CE Unterberg Towbin, Wachovia

		Salomon Smith Barney, Lehman Bros., DBAB, Merrill Lynch, Banc of American Securities, Prudential Securities	Goldman Sachs, Merrill Lynch, Bear Stearns, etc., including DBSI.
Yrs of continuous operation, including predecessors	>3	>3	>3
Security	UNWR	TLCP	TTEL
Is the affiliate a manager or co-manager of offering?	No	Yes	No
Name of underwriter or dealer from which purchased	DLJ	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	5/18/2000	11/23/1999	12/13/1999

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 88,000,000.00	$ 184,000,000	$ 168,750,000
Total	$ 88,000,000.00	$ 184,000,000	$ 168,750,000

Public offering price	11.00	20.00	18.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ .77 (7%)	$ 1.35 (6.75%)	$ 1.26 (7%)

Shares purchased	59,300	n/a	n/a
$ amount of purchase	$ 652,300.00	n/a	n/a

% of offering purchased by fund	0.741%	n/a	n/a
% of offering purchased by associated funds*	1.275%	n/a	n/a
Total (must be less than 25%)	2.016%	n/a	n/a
*DeAM Small Cap Equity